Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2015

LAUREL, Miss. (February 24, 2015) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2015 ended January 31, 2015.

Net sales for the first quarter of fiscal 2015 were $667.4 million compared with $584.9 million for the same period a year ago. The Company reported net income of $66.5 million, or $2.87 per share, for the quarter compared with net income of $28.9 million, or $1.25 per share, for the first quarter of fiscal 2014.

“Our results for the first quarter marked a solid start to the fiscal year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Poultry market prices were higher compared to the same period a year ago, and our grain costs were lower. Retail grocery store demand for chicken has remained strong, and it appears food service demand may be benefitting from lower priced gasoline.”

According to Sanderson, overall market prices for poultry products were higher during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2014, the average Georgia dock price for whole chickens was approximately 9.2 percent higher, boneless breast meat prices were approximately 6.6 percent higher, the average market price for bulk leg quarters increased approximately 2.1 percent, and jumbo wing prices were higher by 52.2 percent. The Company’s average feed cost per pound of poultry products processed decreased 3.27 cents per pound, or 10.1 percent, compared with the first quarter of fiscal 2014, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 9.3 percent and 5.5 percent, respectively, compared with the first quarter of fiscal 2014.

“The record corn and soybean crops harvested in the United States last fall sufficiently restocked United States soybean and corn balance tables headed into the 2015 planting season, but market prices for both corn and soybean meal have moved higher since the harvest,” added Sanderson. “Despite this increase in grain prices, had we priced all of our fiscal 2015 grain needs at yesterday’s prices, our grain costs would be lower by $121.0 million during fiscal 2015 compared to fiscal 2014, which would translate into a savings of 3.6 cents per pound processed.

“Broiler egg sets have been higher than the previous year’s levels every week since last summer, and the industry has also increased breeder stock supplies. Financially healthy, fully employed and confident American consumers could absorb the additional chicken production indicated by higher broiler egg sets if we see continued improvement in macroeconomic conditions and relatively low gasoline prices.

“Construction of our new Palestine, Texas, complex is complete and production at the new complex began February 9, 2015. We look forward to the opportunities the new facility will

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Sanderson Farms Reports Results for First Quarter of Fiscal 2015

February 24, 2015

create as we move to full production over the next year. We continue our due diligence on sites in North Carolina for our next poultry complex, and hope to complete that process soon. Construction of the new complex will, of course, be subject to various contingencies including final approval by the Company’s Board of Directors.”

Sanderson Farms will hold a conference call to discuss this press release today, February 24, 2015, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 9, 2015. Those who would like to participate in the call can do so by dialing 888-213-3754; confirmation code 8700905.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and further processed and partially cooked chicken products. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2015

February 24, 2015

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “could”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2015

February 24, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2015	2014
Net sales	$667,363	$584,883
Cost and expenses:
Cost of sales	526,201	516,085
Selling, general and administrative	38,105	23,599

	564,306	539,684

Operating income	103,057	45,199
Other income (expense):
Interest income	26	12
Interest expense	(427)	(911)
Other	34	16

	(367)	(883)

Income before income taxes	102,690	44,316
Income tax expense	36,187	15,445

Net income	$66,503	$28,871

Earnings per share:
Basic	$2.87	$1.25

Diluted	$2.87	$1.25

Dividends per share	$0.22	$0.20

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Sanderson Farms Reports Results for First Quarter of Fiscal 2015

February 24, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2015	October 31, 2014
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$173,104	$165,610
Accounts receivable, net	117,014	118,296
Inventories	213,172	190,823
Deferred income taxes	2,901	2,925
Prepaid expenses and other current assets	37,452	33,052

Total current assets	543,643	510,706
Property, plant and equipment	1,240,898	1,185,094
Less accumulated depreciation	(604,343)	(588,969)

	636,555	596,125
Other assets	3,924	4,421

Total assets	$1,184,122	$1,111,252

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,503	$48,700
Accrued expenses	37,706	67,446
Accrued income taxes	23,469	21,489
Current maturities of long-term debt	10,000	10,000

Total current liabilities	145,678	147,635
Long-term debt, less current maturities	10,000	10,000
Claims payable	9,600	10,000
Deferred income taxes and other liabilities	55,752	45,669
Commitments and contingencies
Stockholders’ equity:
Common Stock	23,156	23,130
Paid-in capital	153,832	150,122
Retained earnings	786,104	724,696

Total stockholders’ equity	963,092	897,948

Total liabilities and stockholders’ equity	$1,184,122	$1,111,252

(1)	The Condensed Consolidated Balance Sheet at October 31, 2014 was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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